UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2017

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 186 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

(612) 296-7305

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 20, 2017, PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”), Gel-Del Technologies, Inc., a Minnesota corporation (“Gel-Del”) and PetVivo Holdings Newco, Inc., a Minnesota corporation (“Newco”) entered into an Agreement of Merger, attached hereto as Exhibit 2.1 (the “Merger Agreement”). Under the terms of this reverse triangular merger, Newco will merge with and into Gel-Del pursuant to Minnesota law (the “Merger”), resulting in Gel-Del being the surviving corporation of the Merger and becoming a wholly owned subsidiary of PetVivo. The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of Minnesota (the “Effective Time”).

Under the terms of the Merger, each share of Gel-Del common stock issued and outstanding immediately prior to the Effective Time (other than any dissenting shares) will be as of the Effective Time automatically converted into and exchanged for 0.78 common share of PetVivo (the “Merger Ratio”), resulting in Gel-Del becoming a wholly owned subsidiary of PetVivo. For example, a shareholder owning 1000 shares of pre-merger Gel-Del common shares will after the Merger own 780 common shares of PetVivo.

As a result of the Merger, all pre-merger outstanding common shares of Gel-Del shall after the Merger constitute approximately 30% of the total post-merger outstanding common shares of PetVivo.

PetVivo and Gel-Del have made customary representations, warranties and covenants in the Merger Agreement, including conducting their respective businesses in the ordinary course until the Effective Time of the Merger, not to take or engage in certain material kinds of transactions prior to the Effective Time, and obtaining all consents and approvals necessary to complete and consummate the Merger. The Merger Agreement also includes certain termination rights, including PetVivo having the right to terminate the Merger if Gel-Del shareholders have not approved the Merger prior to April 15, 2017.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement of Merger dated March 20, 2017, by and among PetVivo Holdings, Inc., Gel-Del Technologies, Inc., and PetVivo Holdings Newco, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: March 24, 2017	By:	/s/ John Lai
	Name:	John Lai, Chief Executive Officer

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